UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest reported): March 27, 2007

Inrob Tech Ltd.
(Exact name of registrant as specified in charter)

Nevada	000-49950	88-0219239
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1515 Tropicana Ave., Ste. 140, Las Vegas, NV	89119
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (702) 795-3601

Copies to:
Marc J. Ross, Esq.
Louis A. Brilleman, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas
New York, New York 10018
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement
ITEM 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
ITEM 3.01	Unregistered Sales of Equity Securities

On March 27, 2007 (the “Closing Date”), InRob Tech Ltd. (the “Company”) entered into and consummated a subscription agreement with a group of accredited investors (the “Investors”) providing for the issuance to the Investors of the Company’s 8% convertible notes in the principal amount of $3,000,000 (the “Notes”). The Notes mature two years from the date of issuance.

Amortizing payments of the outstanding principal amount and interest under the Notes will commence on the third month anniversary date of the date of issuance of the Notes and on the same day of each month thereafter (each, a “Repayment Date”) until the principal amount and interest have been repaid in full. On each Repayment Date, the Company is required to make payments to the Investors in the amount of 4.76% of the initial principal amount and all interest accrued on the Notes as of the Repayment Date. Upon an event of default the interest rate will automatically be increased to 15%. At the Company’s election, monthly payments may be made (i) in cash in an amount equal to 115% of the principal amount component of the monthly payment and 100% of all other components, or (ii) in shares of registered common stock of the Company (the “Common Stock”) at a conversion price equal to the lesser of (A) $0.25, or (B) 75% of the average of the closing bid price of the common stock as reported by Bloomberg L.P. for the Common Stock’s principal market for the five trading days preceding the date a notice of conversion is given to the Company after the Company notifies the holder of the Notes of its election to make a monthly payment in shares of Common Stock.

Provided there is no default under the Notes, the Company may prepay the outstanding principal amount of the Notes at a 20% premium, together with accrued but unpaid interest thereon and any and all other sums due.

The Investors have a right to convert the Notes into shares of Common Stock at $0.25 per share the Conversion Price. Upon a default, the conversion price shall be the lesser of $0.25 or 75% of the average of the closing bid prices of the Common Stock for the five trading days prior to a conversion date. No conversions may take place if it would cause an Investor to become the beneficial owner of more than 4.99% of the outstanding shares of common stock of the Company, which limitation is subject to waiver by an Investor upon 61 days prior written notice to the Company.

The Company has granted a security interest in all of its assets and the assets of its subsidiary, Inrob Ltd., to secure its obligations under the Notes.

The Company also issued Class A Warrants to purchase 6,000,000 shares of the Company’s common stock at $0.40 per share and Class B Warrants to purchase 6,000,000 shares of Common Stock at $0.50 per share (collectively, the “Warrants”). All Warrants are exercisable for a period of five years following the effective date of the Registration Statement (as defined below).

The Company has agreed to file a registration statement (the “Registration Statement”) within 40 days after the Closing Date and cause it to be declared effective within 160 days after the Closing Date. If the registration statement is not filed on time or not declared effective by the Securities and Exchange Commission (the “Commission”) on the earlier of (i) within 3 days after the Commission states that there will be no review or that the Commission has no further comments, or (ii) upon the occurrence of other registration default related matters, the Company must pay liquidated damages of 2% per 30 days or part thereof for any registration default. Such damages may be paid by the Company in registered common stock valued at 75% of the average of the closing bid prices of the Common Stock for the five trading days preceding any such payment.

Under the terms of the transactional documents, all rights and benefits to be granted to the Investors (including the security interest) are identical to and are intended to be shared equally with holders of convertible notes and warrants issued by the Company as of November 15, 2006.

All securities were issued pursuant to an exemption from registration in reliance on Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and on the Investors’ representations that they are “accredited” as defined in Rule 501 under the Securities Act.

ITEM 9.01 Financial Statements and Exhibits

(a)	Financial statements of businesses acquired.

Not applicable.

(b)	Pro forma financial information.

Not applicable.

(c) Exhibits

Exhibit Number	Description
4.1	Form of Secured Convertible Note
4.2	Form of Warrant
10.1	Subscription Agreement
10.2	Funds Escrow Agreement
10.3	Stock Pledge Agreement
10.4	Guaranty Agreement
10.5	Collateral Agent Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INROB TECH LTD.

Date: March 30, 2007	By:	/s/ BEN-TSUR JOSEPH
Ben-Tsur Joseph, Chief Executive Officer